ROYALTY AGREEMENT

This Agreement made effective as of the 19th day of January, 2010

BETWEEN:

IMPERIAL OIL AND GAS, INC., a body corporate, having an office at the City of Calgary, in the Province of Alberta (hereinafter called “Grantor”)

-and-

GNP RESOURCES LTD., a body corporate, having an office at the City of Calgary, in the Province of Alberta, wholly owned and controlled by Grant Twanow (hereinafter called “Grantee”)

Each or together “Party” or “Parties”

WHEREAS Grantee has agreed to participate in the evaluation, development and management of oil and gas prospects (“Prospects”) on behalf of the Grantor; and

WHEREAS Grantor has entered into a management agreement with GNP Resources, Ltd. for the provision of the management services of Grant Twanow (the “Management Agreement”, Exhibit 1).

WHEREAS the Grantee has reserved a royalty interest in any lands acquired by the Grantor in the Prospects procured by Grantee and/or Grant Twanow and accepted by the Grantor on the terms and conditions as hereinafter set forth;

WHEREAS Grantee reserves the right to assign the Agreement in part or full, to another entity of its choice;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual premises and covenants contained herein, the parties agree each with the other as follows:

1.           Throughout this Agreement, the “Royalty Area” means:

All petroleum and natural gas lands and interests evaluated by the Grantee, accepted by the Grantor and in which the Grantor either purchases an interest or enters into a third party agreement and subsequently earns an interest in such lands and properties (the “Royalty Lands”).

2.           This Agreement shall make up in part the Management Agreement.

3.
The Grantee reserves and the Grantor agrees to pay to the Grantee a gross overriding royalty on production of petroleum substances from the Royalty Lands (the “Overriding Royalty”).  The Overriding Royalty shall be calculated and paid in accordance with terms and provisions contained in the 1997 CAPL Overriding Royalty Procedure with insertions as set forth in Schedule “A” attached hereto.  The Overriding Royalty will be calculated and paid in the lawful currency of the United States of America for Royalty Lands located in the United States and in the lawful currency of Canada for Royalty Lands located in Canada.

4.	a.
The Grantor agrees that any interest it (or it together with any partners it brings into the Royalty Area) may acquire prior to December 31, 2010 in the Royalty Area shall be subject to the Overriding Royalty, this date to be extended subject to board approval of Grantor

b.
At such time as the Grantor acquires an interest in the Royalty Lands, it shall provide Grantee with an assignment (recordable in the jurisdiction where the applicable Royalty Lands are located) of the Grantee's interest in such Royalty Lands.

5.	Miscellaneous Provisions

a.
If any term or condition of this Agreement conflicts with a term or condition of the Title Documents, then such term or condition in the Title Documents shall prevail and this Agreement shall be deemed to be modified accordingly.  If any term or condition of this Agreement conflicts with any term or condition of Schedule “A”, then such term or condition in this Agreement shall prevail and Schedule “A” shall be deemed to be modified accordingly.  Schedule “A” attached hereto is incorporated into and forms a part of this Agreement.  In case of any inconsistencies between the body of this Agreement and Schedule “A”, the body of this Agreement shall in each and every instance prevail.

b.	The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

c.
Whenever the plural or masculine or neuter is used in this Agreement the same shall be construed as meaning singular or feminine or body politic or corporate and vice versa where the context so requires.

d.
Full and unrestricted assignability.  Either party may assign or otherwise transfer all or any portion of its rights, interests or obligations under this Agreement to any other successor or assign, all of which will enure in their entirety and be binding on any such successor or assign, with the prior written consent of the other Party which shall not be unreasonably withheld.

e.
This Agreement shall enure to the benefit of and be binding on the Parties and their respective successors and permitted assigns and upon the heirs, executors, administrators and assigns of natural persons who are or become Parties hereto.

f.
The Parties agree that this Agreement shall for all purposes be construed and interpreted according to the laws of the Province of Alberta and that the courts having jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement, the Schedules attached or the relationship between the Parties, shall be the courts of said Province, to the jurisdiction of which courts the Parties by their execution of this Agreement do hereby submit.

g.	This Agreement may be executed in counterpart and when each Party has executed a counterpart, all counterparts taken together shall constitute one agreement.

h.
The terms of this Agreement express and constitute the entire agreement between the Parties insofar as the specific subject matter contained in this Agreement.  No implied covenant or liability of any kind on the part of the Parties is created or shall arise by reason of these presents or anything contained in this Agreement.

i.	This Agreement supersedes and replaces all previous agreements, memoranda or correspondence, whether written or oral among the parties with respect to the subject matter of this Agreement.

j.
Each of the parties shall from time to time and at all times do such further acts and execute and deliver such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

k.	If any portion of this Agreement shall be or deemed to be unenforceable, illegal or invalid, the remaining portions of the Agreement shall not be affected thereby.

l.	Time is of the essence of this Agreement.

m.
The two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, R.S.A. 2000 c.L-12, as amended, for any claim (as defined in that Act) arising in connection with this agreement is extended to:

i.	for claims disclosed by an audit, two years after the time this agreement permitted that audit to be performed; or

ii.	for all other claims, four years.

n.	Each of the Parties represents and warrants that it now has or is entitled to have full right, full power and absolute authority to enter into this Agreement.

o.	The addresses for notice for the parties are:

GNP Resources Ltd.	Imperial Oil and Gas, Inc.
Suite 408,	2600, 144 – 4th AVENUE S.W.
100, 111 - 5th Avenue S. W.	Calgary, Alberta T2P 3N4
Calgary, Alberta T2P 3V6

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as of the day and year first above written.

GNP RESOURCES LTD.	IMPERIAL OIL AND GAS, INC.

Grant Twanow	Grant Twanow